                                                                    EXHIBIT 3.94

                               OPERATING AGREEMENT

                                       OF

                       THERAPEUTIC SCHOOL SERVICES, L.L.C.

                     (An Oklahoma Limited Liability Company)




THE MEMBERSHIP INTERESTS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MEMBERS OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE MEMBERS OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE MEMBERS TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF MEMBERSHIP INTEREST IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS OPERATING AGREEMENT.

                                TABLE OF CONTENT

                                                                                   Page
                                                                                   ----
ARTICLE I.                DEFINITIONS..............................................  1
          1.1      Definitions.....................................................  1

ARTICLE II.               FORMATION OF THE COMPANY.................................  5
          2.1      Name and Formation..............................................  5
          2.2      Principal Place of Business.....................................  5
          2.3      Registered Office and Registered Agent..........................  5
          2.4      Term............................................................  5
          2.5      Purposes and Powers.............................................  5
          2.6      No State-Law Partnership........................................  5

ARTICLE III.              RIGHTS AND DUTIES OF MANAGERS............................  6
          3.1      Management......................................................  6
          3.2      Restrictions on Authority of Managers...........................  6
          3.3      Number and Qualifications.......................................  6
          3.4      Election........................................................  7
          3.5      Vacancy.........................................................  7
          3.6      Removal/Resignation.............................................  7
          3.7      Place of Meetings...............................................  7
          3.8      Annual Meetings of Managers.....................................  7
          3.9      Regular Meetings of Managers....................................  7
          3.10     Special Meetings of Managers....................................  7
          3.11     Quorum..........................................................  8
          3.12     Attendance and Waiver of Notice.................................  8
          3.13     Compensation of Managers........................................  8
          3.14     Officers........................................................  8
          3.15     Indemnification.................................................  8
          3.16     Actions Without a Meeting and Telephone Meetings................  9

ARTICLE IV.               MEMBERSHIP; MEETINGS OF MEMBERS..........................  9
          4.1      Initial Members: Additional Members.............................  9
          4.2      Representations and Warranties..................................  9
          4.3      Place of Meetings............................................... 11
          4.4      Annual Meetings of Members...................................... 11
          4.5      Regular/Special Meetings of Members............................. 11
          4.6      Notice of Meetings of Members................................... 11
          4.7      Quorum.......................................................... 11
          4.8      Voting on Most Matters.......................................... 12
          4.9      List of Members Entitled to Vote................................ 12
          4.10     Registered Members.............................................. 12

                                                                                   Page
                                                                                   ----
          4.11     Actions Without a Meeting and Telephone Meetings................ 12
          4.12     Non-Liability of Members........................................ 12
          4.13     Action by Member................................................ 13
          4.14     Lack of Authority............................................... 13

ARTICLE V.                CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS............... 13
          5.1      Capital Contributions........................................... 13
          5.2      Capital Accounts................................................ 14
          5.3      Withdrawal or Reduction of Capital Contributions................ 14

ARTICLE VI.               ALLOCATIONS AND DISTRIBUTIONS............................ 14
          6.1      Allocations of Profits and Losses............................... 14
          6.2      Distributions................................................... 15
          6.3      Tax Distributions............................................... 15
          6.4      Limitation Upon Distribution.................................... 15
          6.5      Accounting Principles........................................... 15
          6.6      Records and Reports............................................. 15
          6.7      Returns and Other Elections..................................... 16

ARTICLE VII.              DISSOLUTION AND TERMINATION.............................. 16
          7.1      Dissolution..................................................... 16
          7.2      Distribution of Assets Upon Dissolution......................... 17
          7.3      Articles of Dissolution......................................... 18
          7.4      Deficit Capital Accounts........................................ 18

ARTICLE VIII.             TRANSFER OF MEMBERSHIP INTERESTS......................... 18
          8.1      Restrictions on Transfers....................................... 18
          8.2      Permitted Transfers............................................. 19
          8.3      Right of First Refusal.......................................... 19
          8.4      Conditions to and Restrictions on Permitted Transfers........... 20
                   (a)    Execution of Agreements.................................. 20
                   (b)    Opinion of Counsel....................................... 20
                   (c)    Required Information..................................... 20
                   (d)    Restrictions............................................. 21
          8.5      Prohibited Transfers............................................ 21
          8.6      Rights of Unadmitted Assignees.................................. 21
          8.7      Admission of Assignees as Members............................... 22
          8.8      Representations and Legend...................................... 22
                   (a)    Representation........................................... 22
                   (b)    Legend................................................... 23
          8.9      Distributions and Allocations................................... 23
          8.10     Tax Matters..................................................... 24

ARTICLE IX.               BUY-OUT.................................................. 24
          9.1      Buy-out Events.................................................. 24

                                                                                   Page
                                                                                   ----
          9.2      Procedure for Member-Related Buy-out Events..................... 25
          9.3      Purchase Price.................................................. 26
          9.4      Closing......................................................... 26

ARTICLE X.                MISCELLANEOUS PROVISIONS................................. 27
          10.1     Notices......................................................... 27
          10.2     Application of Oklahoma Law..................................... 27
          10.3     No Action for Partition......................................... 27
          10.4     Headings and Sections........................................... 27
          10.5     Amendments...................................................... 27
          10.6     Number and Gender............................................... 27
          10.7     Binding Effect.................................................. 27
          10.8     Counterparts.................................................... 28
          10.9     Checks.......................................................... 28
          10.10    Accounts........................................................ 28
          10.11    Invalid Provisions.............................................. 28
          10.12    Entire Agreement................................................ 28
          10.13    Effect of Waiver or Consent..................................... 28
          10.14    Notice to Members of Provisions of this Agreement............... 28
          10.15    Dispute Resolution.............................................. 29
                   (a)    Discussions; Arbitration................................. 29
                   (b)    Selection of Arbitrator(s)............................... 29
                   (c)    Decisions................................................ 30
                   (d)    Other.................................................... 30
                   (e)    Expenses................................................. 30
                   (f)    Confidentiality.......................................... 30

                               OPERATING AGREEMENT

                                       OF

                       THERAPEUTIC SCHOOL SERVICES, L.L.C.

         This Operating Agreement (the "Agreement") of THERAPEUTIC SCHOOL SERVICES, L.L.C., an Oklahoma limited liability company, is hereby entered into as of the 15th day of January, 1999, by the Members (as defined below).

                                   ARTICLE I.
                                   DEFINITIONS

         1.1 DEFINITIONS. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

         "ACT" means the Oklahoma Limited Liability Company Act, as the same may be amended from time to time.

         "ADDITIONAL CAPITAL CONTRIBUTION" means, with respect to each Member, contributions of cash or the value of other assets contributed by that Member in accordance with Article V hereof.

         "BANKRUPTCY OR BANKRUPT" means, with respect to any Member, that (a) such Member (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in a proceeding of the type described in subclauses
(i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Member's or of all or any substantial part of such Member's properties; or (b) against such Member, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and one hundred twenty (120) days have expired without dismissal thereof or with respect to which, without such Member's consent or acquiescence, a trustee, receiver, or liquidator of such Member or of all or any substantial part of such Member's properties has been appointed and ninety (90) days have expired without the appointment's having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day which is a nationally recognized holiday.

         "CAPITAL ACCOUNT" means, with respect to any Member, the account maintained for such Member in a manner which the Members determine is in accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv), and Section 5.2.

         "CAPITAL CONTRIBUTION" means, with respect to any Membership Interest, anything of value that a person contributes to the Company as a prerequisite for, or in connection with, membership, including cash, property, services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" means THERAPEUTIC SCHOOL SERVICES, L.L.C, an Oklahoma limited liability company.

         "CONTROL" means the power, directly or indirectly, to direct or cause the direction of the Management and policies of a Person, whether by contract, voting securities, other equity interests or otherwise.

         "DEFAULT" means, with respect to any Member: (A) (i) the failure of such Member to contribute, within ten (10) days of the date required, all or any portion of the Initial Capital Contribution or any Additional Capital Contribution that such Member is required to make as provided in this Agreement; or (ii) the failure of a Member to comply in any material respect with any of its other agreements, covenants, or obligations under this Agreement or the failure of any representation or warranty made by a Member in this Agreement to have been true and correct in all material respects at the time it was made, and
(B) if such default is not cured by the applicable Member within thirty (30) days of it receiving notice of such default from the Company (or, if such default is not capable of being cured within such 30-day period, if such Member fails to promptly commence substantial efforts to cure such default or to prosecute such curative efforts to completion with continuity and diligence).

         "DISTRIBUTABLE CASH" means all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operations of the Company's business; and (iii) such cash reserves as the Members deem reasonably necessary to the proper operation of the Company's business.

         "FAMILY MEMBER" means, with respect to each Person at any time, that Person's spouse, any lineal ancestor, or any lineal descendant (by consanguinity or adoption) at that time.

         "FISCAL YEAR" means the Company's fiscal year, which shall be the calendar year.

         "INITIAL CAPITAL CONTRIBUTION" means, with respect to any Member, the initial contribution to the capital of the Company made by that Member pursuant to this Agreement.

         "LOSSES" means, for each Fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the accrual method of accounting and as reported, separately or in the aggregate, as appropriate, on the Company's information tax return filed for federal income tax purposes, plus any expenditures described in Section 705(a)(2)(B) of the Code.

         "MAJORITY" means, with respect to any referenced group of Managers, a combination of any of such Managers constituting more than fifty percent (50%) of the number of Managers of such referenced group who are then elected and qualified.

         "MAJORITY IN INTEREST" means, with respect to any referenced group of Members, a combination of any of such Members who, in the aggregate, own fifty-one percent (51%) or more of the Membership Interests owned by all of such referenced group of Members.

         "MANAGER" means Joey Fisher, Richard Desirey and Gary W. Gerber, or any other Person or Persons that succeed them in that capacity or are elected to act as an additional manager of the Company as provided herein. "Managers" means all such persons collectively in their capacity as managers of the Company.

         "MAXIMUM TAX LIABILITY" shall mean, with respect to any Membership Interest at any time, the excess of (i) an amount equal to the product of (A) the higher of (1) the highest applicable effective income tax rate for corporations in the United States and Oklahoma (for purposes of illustration, 37.925% at the date hereof) and (2) the highest applicable effective income tax-rate for individuals (for purposes of illustration, 39.6% at the date hereof) (in each case during such period that the Company's taxable income was reported not considering the effect of the alternative minimum tax), (B) the aggregate net taxable income of the Company on or by that time, and (C) the percentage equal to that Membership Interest over (ii) the total distributions with respect to that Membership Interest on or by that time.

         "MEMBER" means each Person that is designated as a member on Schedule 1, attached hereto and hereby made as a member of the Company. "Member" means all such Persons collectively in their capacity as members of the Company.

         "MEMBERSHIP INTEREST" means, with respect to any Member at any time, the percentage of ownership interest of that Member at that time.

         "OFFER" shall have the meaning ascribed to such term in Section 8.3.

         "OFFER INTERESTS" shall have the meaning ascribed to such term in
Section 8.3.

         "OFFEROR" shall have the meaning ascribed to such term in Section 8.3.

         "OPERATING AGREEMENT" means this Agreement of the Company as originally adopted and as amended from time to time.

         "PERMITTED TRANSFER" means a transfer designated under Section 8.2.

         "PERSON" means any individual, partnership, professional association, limited liability company, corporation, trust or other entity.

         "PRIME RATE" means the United States Prime Rate published in the Wall Street Journal on a particular day.

         "PRO RATA" means the ratio determined by dividing the Membership Interests of Members to whom a particular provision of this Agreement is stated to apply by the aggregate of the Membership Interests of all Members to whom that provision is stated to apply.

         "PROFITS" means, for each Fiscal Year, the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the accrual method of accounting and as reported, separately or in the aggregate, as appropriate, on the Company's information tax return filed for federal income tax purposes, plus any income described in Section 705(a)(l)(B) of the Code.

         "SELLING MEMBER" shall have the meaning ascribed to such term in
Section 83.

         "TRANSFER" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate or otherwise dispose of.

         "UNANIMOUS CONSENT" means the affirmative vote or written approval of all of the Members or Managers, as applicable.

                                   ARTICLE II.
                            FORMATION OF THE COMPANY

         1.2 Name and Formation. The name of the Company is "THERAPEUTIC SCHOOL SERVICES, L.L.C." The Articles of Organization of the Company were filed in the Office of the Secretary of State of Oklahoma on January 11, 1999. The Company was formed upon the issuance of the Certificate of Organization to the Company, dated January 11, 1999, pursuant to the Act.

         1.3 Principal Place of Business. The principal place of business of the Company is 6262 S. Sheridan, Tulsa, Oklahoma, 74133-4.099. The Company may locate its place(s) of business and registered office at any other, place or places within the State of Oklahoma as the Members may from time to time deem necessary or advisable.

         1.4 Registered Office and Registered Agent. The Company's registered office and name of registered office shall be as designated in the Company's Articles of Organization.

         1.5 Term. The term of existence of the Company shall be fifty (50) years from the date its Articles of Organization were filed with the Secretary of State of Oklahoma, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

         1.6 Purposes and Powers.

         (a) The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act, including, but not limited to, providing billing, consulting and professional services to public school districts, and excluding the business of banking or insurance.

         (b) The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Articles of Organization of the Company and this Agreement.

         1.7 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purposes other than federal and state tax purposes. It is intended that the Company will be considered a partnership for federal income tax purposes and the Members will be considered partners for federal income tax purposes only. No provision of this Agreement shall be deemed or construed to suggest otherwise:

                                  ARTICLE III.
                          RIGHTS AND DUTIES OF MANAGERS

         1.8 Management. Subject to the limitations set forth herein, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by the Members. Notwithstanding, the foregoing, the Members shall designate Managers who shall be responsible for overseeing the basic operational activities of the Company. The Managers are authorized to exercise only those powers and authorities expressly granted, in writing, to the Managers by a Majority in Interest of all the Members.

         1.9 Restrictions on Authority of Managers. Without first obtaining the approval of the holders of a Majority in Interest of all the Members, the Managers shall not cause or permit the Company to take any of the following actions: (i) the authorization or sale of additional Membership Interests in the Company; (ii) the amendment of the Articles of Organization or to this Agreement; (iii) any merger, consolidation, acquisition, affiliation, sale of assets, share or interest exchange, or other transaction authorized by or subject to the provisions of Part Ten of the Act; (iv) authorization of any loans, guarantees or incurrence of debt or the sale, mortgage, or encumbrance of any real or personal property owned by the Company; (v) the commencement of any litigation or other legal proceeding, or the settlement, disposition of termination of any such litigation or other legal proceeding or of any claim or threat of litigation or other legal proceeding not fully covered by insurance;
(vi) the adoption of or approval of amendments or changes to the Articles of Organization or this Agreement; or (vii) approval of any contracts to purchase or provide professional or billing and collection services. In addition, without first obtaining the Unanimous Consent of the Members, the Managers shall not cause or permit the Company to take any of the following actions: (i) a voluntary dissolution of the Company, or (ii) the authorization of any transaction, agreement or action on behalf of the Company that is unrelated to its purpose as set forth in this Agreement or the Articles of Organization or that otherwise contravenes this Agreement.

         1.10 Number and Qualifications. The number of Managers of the Company shall initially be three (3) and thereafter shall be determined by the election process set forth in Section 3.4 below, but shall not be less than one (1). No decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager. Managers need not be residents of the State of Oklahoma. The Managers in their discretion may elect a chairman of the Managers who shall preside at meetings of the Managers.

         1.11 Election. At the first annual meeting of the Members and at each annual meeting thereafter, The Brown Schools of Oklahoma, Inc. shall elect two
(2) Managers and Therapeutic Educational Consultants, Inc. shall elect one (1) Manager to hold office until the next succeeding annual meeting. Unless removed in accordance with this Agreement, each Manager shall hold office for the term for which he/she is elected and until his/her successor shall be elected and qualified.

         1.12 Vacancy. Any vacancy occurring for any reason in the number of Managers shall be filled by the affirmative vote of the Member that originally elected the Manager whose absence created the vacancy. A Manager elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office.

         1.13 Removal/Resignation. At a meeting called expressly for such purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of the Member that originally elected such Manager(s). Each Manager may resign at any time upon written notice thereof to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof, and the acceptance of such resignation shall not be necessary to make it effective.

         1.14 Place of Meetings. All meetings of the Managers of the Company may be held either within or without the State of Oklahoma.

         1.15 Annual Meetings of Managers. The annual meeting of Managers shall be held, without further notice, immediately following the annual meeting of Members, and at the same place, or at such other time and place as shall be fixed with the consent in writing of all the Managers.

         1.16 Regular Meetings of Managers. Regular meetings of the Managers may be held with at least fifteen (15) days notice to each Manager, either personally or by mail, telephone or by telecopy, at such time and place either within or without the State of Oklahoma as shall from time to time be determined by the Managers.

         1.17 Special Meetings of Managers. Special meetings of the Managers may be called by any Manager or a Majority in Interest of all the Members on at least ten (10) days' notice to each Manager, either personally or by mail, telephone or by telecopy. Such meetings shall be held at the Company's Principal Place of Business at such time as specified in the notice, or at such other time and place as shall be fixed by a Majority in Interest of the Members.

         1.18 Quorum. At all meetings of the Managers, the presence of a Majority of the Managers shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. The act of a Majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers, except as otherwise provided by law, the Articles of Organization or this Agreement. If a quorum shall not be present at any meeting of the Managers, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

         1.19 Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. The business to be transacted at, and the purpose of, any regular or special meeting of the Managers must be specified in the notice or waiver of notice of such meeting.

         1.20 Compensation of Managers. Managers, as such, shall not receive any stated salary for their services, but shall receive such compensation for their services as may be from time to time agreed upon by a Majority in Interest of the Members. In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Managers if approved by the affirmative vote of a Majority in Interest of the Members, provided that nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company in any other capacity and receiving compensation for such service.

         1.21 Officers. The Company shall have no officers.

         1.22 Indemnification. The Managers shall be indemnified and held harmless by the Company, including advancement of expenses, but only to the extent that the Company's assets are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any management of Company affairs, but excluding those caused by the gross negligence or willful misconduct of the Manager, subject to all limitations and requirements imposed by the Articles of Organization of the Company, as amended from time to time, and/or the Act. These indemnification rights are in addition to any rights that the Managers may have against third parties. Any indemnification of or advance of expenses to a person in accordance with this Article III shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members meeting or with or before the next submission to Members of a Consent to Action Without a Meeting and, in any case, within the twelve (12) month period immediately following the date of the indemnification or advance.

         1.23 Actions Without a Meeting and Telephone Meetings. Notwithstanding any provision contained in this Article III, all actions of the Managers provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone. Any such action which may be taken by the Managers without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the number of Managers constituting not less than the minimum number of Managers that would be necessary to take such action at a meeting at which all Managers were present and voted.

                                   ARTICLE IV.
                         MEMBERSHIP; MEETINGS OF MEMBERS

         1.24 Initial Members; Additional Members. The Initial Members of the Company are the Persons executing this Agreement as of the date of this Agreement as Members, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Agreement. Additional Persons may be admitted to the Company as Members and Membership Interests may be created and issued to those Persons and to existing Members at the direction of the affirmative vote of a Majority in Interest of the Members, or by purchase of Membership Interests from existing Members in accordance with
Section 8.2 of this Agreement. The admission terms, to be determined at the admission date by the affirmative vote of a Majority in Interest of the Members, may provide for the creation of different classes or groups of Members and/or different rights, powers, and duties. The creation of any new class or group must be reflected in an amendment to the Agreement and to the Articles of Organization indicating the different rights, powers, and duties. The admission of a new or substitute Member also must comply with the requirements described elsewhere in this Agreement and will be effective on the date described in
Section 8.7 hereof only after the requirements of Section 8.4 have been satisfied.

         1.25 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member as follows:

                  (a) (i) that Member is duly incorporated, organized, or formed (as applicable), validly existing, and (if applicable) in good standing under the law of the jurisdiction of its incorporation, organization, or formation; (ii) if required by applicable law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and (iii) that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;

                  (b) that Member has duly executed and delivered this Agreement, and they constitute the legal, valid, and binding obligation of that Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

                  (c) that Member's authorization, execution, delivery, and performance of this Agreement do not and will not (i) conflict with, or result in a breach, default, or violation of, (A) the organizational documents of such Member, (B) any contract or agreement to which that Member is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction, or arbitral award to which that Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied;

                  (d) that Member is familiar with the existing or proposed business, financial condition, properties, operations, and prospects of the Company; it has asked such questions, and conducted such due diligence, concerning such matters and concerning its acquisition of Membership Interests as it has desired to ask and conduct, and all such questions have been answered to its full satisfaction; it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company; it understands that owning Membership Interests involves various risks, the lack of any public market for Membership Interests, the risk of owning its Membership Interests for an indefinite period of time and the risk of losing its entire investment in the Company; it is able to bear the economic risk of such investment; it is acquiring its Membership Interests for investment, solely for its own beneficial account and not with a view to or any present intention of directly or indirectly selling, transferring, offering to sell or transfer, participating in any distribution, or otherwise disposing of all or a portion of its Membership Interests; and it acknowledges that the Membership Interests have not been registered under the Securities Act or any other applicable federal or state securities laws, and that the Company has no intention, and shall not have any obligation, to register or to obtain an exemption from registration for the Membership Interests or to take action so as to permit sales pursuant to the Securities Act (including Rules 144 and 144A thereunder).

         1.26 Place of Meetings. All meetings of the Members shall be held at the principal office of the Company or at such other place within or without the State of Oklahoma as may be determined by the Members and set forth in the respective notice or waivers of notice of such meeting.

         1.27 Annual Meetings of Members. The annual meeting of the Members of the Company for the election of Managers and the transaction of such other business as may properly come before the meeting, shall be held at such time and date as shall be determined by the Members from time to time and stated in the notice of the meeting. Such annual meeting shall be called in the same manner as provided in this Agreement for special meetings of the Members, except that the purposes of such meeting must be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings.

         1.28 Regular/Special Meetings of Members. The Members shall hold regular meetings on a quarterly basis at such time and place as determined by the Members. Special meetings of the Members may be called by the holders of not less than fifty percent (50%) of all the Membership Interests. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

         1.29 Notice of Meetings of Members. Written or printed notice stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Members or Person calling the meeting, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member's address as it appears on the transfer records of the Company, with postage prepaid.

         1.30 Quorum. A Majority in Interest of the Members shall constitute a quorum at all meetings of the Members, except as otherwise provided by law or the Articles of Organization. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Membership Interests shall be present or represented.

         1.31 Voting on Most Matters. For purposes of voting on matters other than a matter for which the affirmative vote of the holders of a specified portion of the Membership Interests entitled to vote is required by the Act or this Agreement, at any meeting of the Members at which a quorum is present, the act of Members shall be the affirmative vote of the holders of a Majority in Interest of all the Members.

         1.32 List of Members Entitled to Vote. The Managers shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting, or any adjournment of such meeting, arranged in alphabetical order, with the address of and the Membership Interest held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection of any Member during the whole time of the meeting. However, failure to comply with the requirements of this Section shall not affect the validity of any action taken at such meeting.

         1.33 Registered Members. The Company shall be entitled to treat the holder of record of any Membership Interest as the holder in fact of such Membership Interest for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Oklahoma.

         1.34 Actions Without a Meeting and Telephone Meetings. Notwithstanding any provision contained in this Article IV, all actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone. Any such action which may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of Membership Interests constituting not less than the minimum amount of Membership Interests that would be necessary to take such action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted.

         1.35 Non-Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company beyond such Person's respective Initial Capital Contribution or Additional Capital Contribution. No Member shall be required to contribute to the capital of, or to loan, the Company any funds, except as otherwise required in this Agreement.

         1.36 Action by Member. Any action which may be required by law, the Company's Articles of Organization or this Agreement to be taken by a Member as a member of the Company shall be evidenced in writing, signed by an authorized representative of such Member for and on behalf of such Member and shall be filed in the minute book of the Company as part of the permanent records of the Company. Unless the board of directors, or other body having an equivalent authority, of a Member entitled to vote has designated a different person to exercise the Member's voting rights, the president of such Member, or a person who is designated in a written instrument executed by such president and delivered to the Company, shall be entitled to exercise a voting right on behalf of such Member. In connection with this provision, the Company shall be entitled to rely upon any written instrument received by it purporting to be executed by the president of a Member.

         1.37 Lack of Authority. No Member has the authority or power to act for or on behalf of the Company, to do any acts that would be binding on the Company or to incur any expenditures on behalf of the Company, without the express written authorization of a Majority in Interest of the Members.

                                   ARTICLE V.
                   CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

         1.38 Capital Contributions.

         (1) Upon the execution of this Agreement, each Member shall contribute capital to the Company in the amount set forth as the Initial Capital Contribution of such Member on Schedule 1, attached hereto. Such contribution shall be the Initial Capital Contribution of each such Member and, upon such contribution, each such Member shall receive the Membership Interest set forth opposite of such Member's name on Schedule 1.

         (2) If at any time the Members determine that the Company has insufficient funds to carry out the purposes of the Company, a Majority in Interest of the Members may notify the Members, in writing, to make Additional Capital Contributions to the Company.

         (3) In the event that any Member fails to make any Additional Capital Contributions within thirty (30) Business Days after receipt of written notice calling for such Additional Capital Contribution, the Member so failing to make such Additional Capital Contribution(s) shall be in Default, and the Company and each other, non-defaulting Member shall be entitled to offset against any payments to be made to such defaulting Member any amounts payable by the Company and such other Member plus interest thereon accrued at an annual rate equal to the Prime Rate plus two percent (2%) or, if less, the highest rate permitted by Oklahoma law.

         (4) No Member shall be paid interest on any Capital Contribution.

         1.39 Capital Accounts.

         (1) A separate Capital Account shall be maintained for each Member in accordance with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         (2) In the event of a Permitted Transfer, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the Transferred Membership Interest.

         1.40 Withdrawal or Reduction of Capital Contributions.

         (1) A Member shall not receive out of the Company's property any part of its Capital Contribution until all liabilities of the Company, except the liabilities to

Members on account of their Capital Contributions, have been paid and there remains property of the Company sufficient to pay such liabilities.

         (2) No Member shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

         (3) No Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses or distributions; provided that this subsection shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company,

                                   ARTICLE VI.
                          ALLOCATIONS AND DISTRIBUTIONS

         1.41 Allocations of Profits and Losses. Except as provided by any resolutions of the Members, or unless another allocation is required by Treasury Regulations issued under Section 704(b) of the Tax Code for purposes of determining the Member's Capital Accounts, the Profits and Losses of the Company for each Fiscal Year shall be allocated among the Members Pro Rata. Any credit available for federal income tax purposes shall be allocated among the Members in the same manner. For purposes of computing the amount of Profits and Losses, the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for federal income tax purposes, unless otherwise required by Treasury Regulations issued under Section 704(b) of the Code.

         1.42 Distributions. All distributions of Distributable Cash or other property shall be made to the Members Pro Rata. Except as provided in Section
6.3 and Section 6.4, all distributions of Distributable Cash and property shall be made on a quarterly basis during the last week of each calendar quarter. All amounts withheld pursuant to the Code or any provisions of state or local tax laws with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section 6.2.

         1.43 Tax Distributions. Subject to Section 6.4 and if approved by a Majority in Interest of the Members, the Company shall distribute to each Member an amount equal to the Maximum Tax Liability at such times so that the Members receive such distributions prior to the times that they would be required to pay taxes on their allocable share of the Company's taxable income; provided, that such date is not less than ten (10) days prior to the due date thereof.

         1.44 Limitation Upon Distribution. No distribution shall be declared and paid unless (i) such distribution has been approved by a Majority in Interest of the Members, and (ii) if after the distribution is made, the value of assets of the Company would exceed the liabilities of the Company, except liabilities to Members on account of their Capital Contributions.

         1.45 Accounting Principles. The Profits and Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis under the accrual method of accounting.

         1.46 Records and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company, At a minimum, the Company shall keep at its principal place of business the following records:

         (1) A current list that states:

                  (1) The name and mailing address of each Member; and

                  (2) The Membership Interest owned by each Member;

                  (2) Copies of the federal, state and local information or income tax returns for each of the Company's six most recent tax years;

                  (3) A copy of the Articles of Organization and Operating Agreement, all amendments or restatements, executed copies of any powers of attorney, and copies of any document that creates, in the manner provided by the Articles of Organization or Operating Agreement, classes or groups of Members;

                  (4) Correct and complete books and records of account of the Company; and

                  (5) Any other books, records or documents required by the Act or other applicable law.

         Any Member may demand an accounting of the Company's records or inspect the books and records of the Company. The Managers shall provide financial statements, for the Company to the Members on a monthly basis.

         1.47 Returns and Other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within seventy-five (75) days after the end of each Fiscal Year. All, elections permitted to be made by the Company under federal or state laws shall be made by the Managers with the consent of a Majority in Interest of the Members. The Members shall designate the "Tax Matters Partner" of the Company for purposes of the Code.

                                  ARTICLE VII.
                           DISSOLUTION AND TERMINATION

         1.48 Dissolution.

         (1) The Company shall be dissolved upon the first of the following to occur:

                  (1) The expiration of the period fixed for the duration of the Company;

                  (2) The election to dissolve the Company by the holders of all of the Membership Interests;

                  (3) The expulsion, bankruptcy, withdrawal or dissolution of any Member, or the occurrence of any other event which terminates the continued membership of any Member, unless there is at least one remaining Member and the business of the Company is continued by the holders of the remaining Membership Interests within ninety (90) days; or

                  (4) The entry of a decree of judicial dissolution under
         Section 2038 of the Act.

         (2) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article VII. The Members shall act as liquidator. The cost of dissolution shall be borne as a Company expense.

         (3) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company's business and affairs, and the assets of the Company have been distributed as provided in
Section 7.2.

         (4) Upon dissolution of the Company, the Members may cause any part or all of the assets of the Company to be sold in such manner as the Members shall determine in an effort to obtain the best prices for such assets; provided, however that the Members may distribute assets of the Company in kind to the Members to the extent practicable.

         1.49 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

         (1) First, to creditors, in the order of priority as provided by applicable law, except those to Members on account of their Capital Contributions;

         (2) Second, an amount equal to the then remaining credit balances in the Capital Accounts of the Members shall be distributed to the Members in proportion to the amount of such balances; and

         (3) Third, any remainder shall be distributed to the Members Pro Rata.

         1.50 Distributions in Kind. If any assets of the Company are distributed in kind, such assets shall be distributed to the Members entitled thereto as tenants common in the same proportions as the Members would have been entitled to cash distributions if such property had been sold for cash and the net proceeds thereof distributed to the Members. In the event that distributions, in kind are made to the Members upon dissolution and liquidation of the Company, the Capital Account balances of such Members shall be adjusted to reflect the Members' allocable share of gain or loss which would have resulted if the distributed property had been sold at its fair market value. All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to Section 7.3. The distribution of cash or property to a Member in accordance with the provisions of this Section 7.3 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company's property. To the extent that a Member returns funds to the Company, it has no claim against the other Members for those funds.

         1.51 Articles of Dissolution. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, the Articles of Dissolution shall be executed on behalf of the Company by an authorized Member and shall be filed with the Secretary of State of Oklahoma, and the Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

         1.52 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, no Member shall be required to restore to the Company or pay to any other Member any deficit that may exist in the Capital Account of the Member upon dissolution and liquidation of the Company.

                                  ARTICLE VIII.
                        TRANSFER OF MEMBERSHIP INTERESTS

         1.53 Restrictions on Transfers. Except as expressly permitted or required by this Agreement, no Member shall Transfer all or any portion of its Membership Interests or any rights therein without the approval of a Majority in Interest of the Members. Any Transfer or attempted Transfer by any Member in violation of the preceding sentence shall be null and void and of no effect whatever. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Each Member hereby further agrees to hold the Company and each Member (and each Member's successors and assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this restriction or this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer in violation of this Agreement

         1.54 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 8.4, a Member may at any time Transfer all or any portion of its Membership Interests to (i) any other Member, (ii) the transferor's administrator, trustee, or other legal representative to whom the Membership Interests are transferred involuntarily by operation of law, (iii) with the approval of a Majority in Interest of the Members, which consent may be withheld or granted for any reason, to any other Person that qualifies as a Member, or
(iv) in compliance with the terms and provisions of Section 8.3 (any such Transfer being referred to in this Agreement as a "Permitted Transfer").

         1.55 Right of First Refusal.

         (a) No Member shall Transfer any Membership Interest to any other party by sale, gift or otherwise, unless it (the "Selling Member") has received from such other party (the "Offerer") a bona fide, noncollusive offer (the "Offer") to buy such Membership interest (the "Offer Interests") for all cash, which has been verified in writing by the Offeror. Before making such a transfer, the Selling Member shall first give notice in writing to the Company informing it of its right of first refusal to purchase such Membership Interest, upon the terms and conditions set out in the Offer. Such notice shall include a true and correct copy of the Offer and the financial statements of the Offeror or a bona fide lender's commitment in writing evidencing the Offerer's ability to pay.

         (b) Upon receipt of written notice from the Selling Member under this section, the Managers shall call a special meeting of the Members to be held within thirty (30) days from the date of receipt of such notice to determine whether a Majority in Interest of the Members (excluding the Selling Member) desires that the

Company purchase any portion or all of the Offer Interests. The Company shall have ninety (90) days from the date of the notice to the Company of the Offer to exercise, by written notice, the right of the Company to purchase any or all of the Offer Interests. If no written notice to the Selling Member is given, or the special meeting is not held within the prescribed time limits, the Company shall be deemed to have failed to exercise its option to purchase the Offer Interests.

         (c) Once the Company has exercised its option under this Section 8.3 or has failed or is deemed to have failed to exercise its option under this Section 8.3, the Selling Member shall give notice in writing to the Members informing them of their rights of first refusal to purchase all unpurchased Offer Interests (the "UNPURCHASED OFFER INTERESTS") upon the terms and conditions set out in the Offer. Such notice shall include a true and correct copy of the Offer and the financial statements of the Offeror or a bona fide lender's commitment in writing evidencing the Offerer's ability to pay. Within thirty (30) days of receipt of the notice from the Selling Member that the Company did not elect to purchase all of the Offer Interests in accordance with this Section 8.3, each of the Members (excluding the Selling Member) shall have the option to purchase, in accordance with the terms of the Offer, up to a portion of the Unpurchased Offer Interests equal to the number of Unpurchased Offer Interests multiplied by the ratio of the Membership Interest of such Member to the aggregate Membership Interests of all Members (excluding the Selling Member) who desire to purchase up to a portion of the Unpurchased Offer Interests. A Member desiring to exercise its option under this Section 8.3 shall give written notice thereof to the Selling Member, to be dated and sent no later than thirty (30) days after such Member's receipt of notice of the Offer and the Unpurchased Offer Interests. Failure to so notify the Selling Member proposing this Offer shall be deemed a failure to exercise such option.

         (d) Once the Company and all of the other Members have exercised their options under this Section 8.3 or have failed and are deemed to have failed to exercise their options under this Section 8.3, then the Selling Member may sell, within thirty (30) days after such date, to the Person or entity making the Offer such Membership Interest which the Company and the other Members have not elected to purchase pursuant to this Section 8.3 on the terms in the Offer. After the expiration of such 30-day period, the Selling Member's right to sell any of its Membership Interest pursuant to this Section 8.3 shall terminate, and the terms of Section 8.3 shall again become effective.

         1.56 Conditions to and Restrictions on Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 8.2 unless and until the following conditions are satisfied:

         (1) Execution of Agreements. Except in the case of a Transfer of Membership Interests involuntarily by operation of law, the transferor and transferee execute and deliver to the Company documents and instruments of conveyance necessary or appropriate in the opinion of counsel to the Company to effect the Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Article VIII. In any case not described in the preceding sentence, the Transfer must be confirmed by presentation to the Company of legal evidence of the Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that if the Company reasonably incurs in connection with the Transfer.

         (2) Opinion of Counsel. Except in the case of a Transfer involuntarily by operation of law, the transferor shall furnish to the Company an opinion of counsel satisfactory to the Company that the Transfer shall not cause the Company to terminate as a partnership for federal income tax purposes. The Members may waive this requirement.

         (3) Required Information. The transferor and transferee shall furnish to the Company the transferee's taxpayer identification number and sufficient information to determine the transferee's initial tax basis in the Membership Interests Transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company is not required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Membership Interests until it has received that information.

         (4) Restrictions. Except in the case of a Transfer of Membership Interests involuntarily by operation of law, either (i) the Membership Interests shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (ii) the transferor shall provide an opinion of counsel satisfactory to the Company, to the effect that the Transfer is exempt from applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities.

         1.57 Prohibited Transfers. Any purported Transfer of Membership Interests that is not a Permitted Transfer is null and void and of no effect whatsoever, provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Company, by the approval of a Majority in Interest of the Members and in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), then the Membership Interest Transferred shall be strictly limited to the transferor's rights to allocations and distributions provided by this Agreement with respect to the Transferred Membership Interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy the debts, obligations, or liabilities for damages that the transferor or transferee of the Interests may have to the Company. In the case of a Transfer or attempted Transfer of Membership Interests that is not a Permitted Transfer, the parties engaging or attempting to engage in the Transfer shall, indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of the indemnified Persons incurs (including, without limitation, incremental tax liability and attorneys' fees and expenses) as a result of the Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

         1.58 Rights of Unadmitted Assignees. A Person who acquires one or more Membership Interests but who is not admitted as a Member pursuant to Section 8.7 is entitled only to allocations and distributions with respect to the Membership Interests in accordance with this Agreement, but, unless otherwise required by the Act, (i) has no right to any information or accounting of the affairs of the Company, (ii) is not entitled to inspect the books or records of the Company, and (iii) has none of the rights of a Member under the Act or this Agreement.

         1.59 Admission of Assignees as Members. Subject to the other provisions of this Article VIII, a transferee of Membership Interests may be admitted to the Company as a Member only on satisfaction of the conditions set forth below in this Section 8.7:

         (1) The admission is approved by a Majority in Interest of the Members, which consent may be withheld or granted in each Member's sole discretion;

         (2) The Membership Interests with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

         (3) The transferee becomes a party to this Agreement as a Member and executes the documents and instruments reasonably required by the Managers as necessary or appropriate to confirm the transferee as a Member in the Company and the transferee's agreement to be bound by the terms and conditions hereof;

         (4) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Membership Interests; and

         (5) The transferee qualifies as a Member and provides the Company with evidence satisfactory to counsel for the Company of the power and authority of the transferee to become a Member and to be bound by the terms and conditions of this Agreement.

         The admission of any Person as an additional Member becomes effective on the first day of the month immediately following the date on which the name of the Person is recorded on the books and records of the Company and the admission has received the approval of a Majority in Interest of the Members.

         1.60 Representations and Legend.

         (1) Representation. Each Member hereby represents and warrants, and covenants and agrees with the Company for the benefit of the Company and all Members, that (i) it is not currently making a market in Membership Interests,
(ii) it will not transfer any Interest on an established securities market or a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) if such regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of partnership interests and which are commonly referred to as "matching services" as being a secondary market or substantial equivalent thereof, it will not Transfer any Interest through a matching service that is not approved by a Majority in Interest. Each Member further agrees that it will not Transfer any Membership Interest to any Person unless the Person agrees to be bound by this Section 8.8(a) and to Transfer Interests only to Persons who agree to be similarly bound.

         (2) Legend. Each Member hereby represents and warrants to the Company that the Member's acquisition of Interests hereunder is made as a principal for the Member's own account and not for resale or distribution. Each Member hereby agrees that the following or a similar legend may be placed on any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of Membership Interests:


                  THE MEMBERSHIP INTERESTS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGERS OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE MANAGERS OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE MANAGERS TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY,

                  ANY SALE OR OTHER TRANSFER OF MEMBERSHIP INTEREST IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS AGREEMENT.

         1.61 Distributions and Allocations. If a Membership Interest is Transferred, during any accounting period in compliance with the provisions of this Article VIII, Profits, Losses, each item thereof, and all other items attributable to the Membership Interest for the period shall be divided and allocated between the transferor and the transferee by taking, into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Members. All distributions on or before the date of the Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making the allocations and distributions, the Company shall recognize the Transfer not later than the end of the calendar month during which it is given notice of the Transfer, but if the Company does not receive a notice stating the date the Interest was Transferred and the other information reasonably required by the Members within thirty (30) days after the end of the accounting period during which the Transfer occurs, then all of the items shall be allocated, and all distributions shall be made, to the Person who was the owner of the Membership Interest, according to the books and records of the Company, on the last day of the accounting period during which the Transfer occurs. Neither the Company nor any Member shall, incur any liability for making, allocations and distributions in accordance with the provisions of this
Section 8.9, whether or not any Member or the Company has knowledge of any Transfer of ownership of any Membership Interest.

         1.62 Tax Matters. On the Transfer of all or part of a Membership Interest in the Company, at the request of the transferee of the interest, the Members may cause the Company to elect, pursuant to Section 754 of the Code to adjust the tax basis of the Company's properties as provided by Sections 734 and 743 of the Code.

                                   ARTICLE IX.
                                     BUY-OUT

         9.1 Buy-out Events. This Article IX shall apply to any of the following events (each a "Buy-out Event"):

         (a) Any (i) Bankruptcy of a Member, (ii) institution of legal proceedings because or by reason of the insolvency of a Member unless dismissed without a finding of insolvency, (iii) levy upon the shares of Interest held by a Member by a creditor or claimant, or any other seizure or sale by legal process, if it is determined by legal counsel for the Company that such levy is made in good faith and based upon a bona fide claim, (iv) the general assignment for the benefit of creditors, (v) the filing, or consent to the filing of, a petition under any federal or state insolvency, bankruptcy, reorganization or similar law (collectively "Bankruptcy Law") or petition for, or consent to, the taking of possession by a trustee, receiver or similar official of any of his or her assets unless dismissed, terminated or lifted within sixty (60) days thereafter without impact on ownership of Interest, (vi) the adjudication as bankrupt or insolvent under any Bankruptcy Law by a judgment that has become final, or (vii) the attachment, sequestration, foreclosure, turnover order, writ of execution or garnishment, or any other method of seizure to be levied, against any Interest without such attachment, sequestration, foreclosure, turnover order, writ of execution, garnishment of other method of seizure having been terminated, annulled or reversed within thirty (30) days after the commencement or effectiveness thereof; or

         (b) Any proposed or attempted pledge, sale, exchange, gift or other disposition or transfer of all or any of the Membership Interest owned by a Member in any manner whatsoever unless authorized hereunder or approved by a Majority in Interest of the Members; or

         (c) The completion of divorce proceedings by or against a Member or a partner or owner of a Member, or the entering into any property settlement arrangement or agreement in connection therewith, pursuant to which such Member's or partner's or owner's interest in the Member is to be diluted, lessened or impaired; provided, however, that if the Member or partner or owner is able to produce evidence reasonably satisfactory to the remaining Members that his or her interest in the Membership Interest or the Member is not community property, including as a result of purchase of the spouse's interest in the interest, none of the events described in this paragraph (C) will be deemed to constitute a Buy-out Event; or

         (d) A Member shall withdraw from being a Member of the Company; or

         (e) A Member shall be removed from Membership; or

         (f) A Member shall commit a Default.

In each case, the Member with respect to whom a Buy-out Event has occurred is referred to herein as the "Affected Member." The Affected Member shall automatically cease to be a Member upon the occurrence of a Buy-out Event.

         For purposes of this Article, any determination made by a Majority in Interest of the Members that a Buy-out Event has occurred shall be conclusive and binding upon the parties hereto and their respective successors or assigns; such determination shall, however, be subject to the standards of reasonableness and good faith, in accordance with the purposes of this Article concerning the desired continuation of management and control of the Company. It shall not be a requirement hereunder that the Members make a determination in every instance that a Buy-out Event has so occurred, but such determination shall be made in those instances in which there may be some question as to whether a Buy-out Event did in fact occur. Upon such determination by the Members that a Buy-out Event has in fact occurred, in order to inform the Member of such occurrence, the Company shall deliver a written notice stating that such a Buy-out Event has occurred, the date thereof and the reasons for the determination, to the Member or his or her legal representative.

         9.2 Procedure for Member-Related Buy-out Events. An Affected Member (or its representative) shall promptly give notice of the Buy-out Event to the Company and the other Members. Each of the other Members shall have the option to acquire the Membership Interests of the Affected Member by notifying the Affected Member (or its representative) of such exercise within thirty (30) days following such Member's receipt of the Affected Member's notice. Any Member that does not respond during the applicable period shall be deemed to have waived its right. If more than one Member exercises its right, each exercising Member shall participate in the purchase in the same proportion that its ownership bears to the aggregate ownership of all exercising Members (or on such other basis as the exercising Members may mutually agree). The Purchase Price (defined in accordance with Section 9.3) paid by a Member exercising the option hereunder shall be added to and deemed a part of the Member's Capital Contribution. The Company shall be obligated to buy the Affected Member's Memberships-Interests that are not the subject of exercise by Members of the option granted to Members (other than the Affected Member) under this Section 9.2 or that are not actually purchased by such Members.

         9.3 Purchase Price. If a Member sells its Membership Interest pursuant to this Article IX, the Purchase Price of such Membership Interest shall be the lesser of (i) the amount of Capital Contribution made by the Member to purchase such interest, or (ii) the book value of such interest as determined by the Company's accountant. At the closing, the Persons who are purchasing the Membership Interest shall pay the Affected Member the Purchase Price in cash or, at the Company's election, the Company may execute a promissory note to the Affected Member with a term not to exceed one (1) year and accruing interest at the Prime Interest Rate.

         9.4 Closing. If an option to purchase is exercised in accordance with the other provisions of this Article IX, the closing of such purchase shall occur at the principal place of business of the Company on the ninetieth (90th) day after the purchasers receive notice of the Buy-Out Event from the Affected Member unless the parties to such closing agree upon a different place or date. At the closing, (a) the Affected Member shall execute and deliver to the purchasers (i) an assignment of the Affected Member's Membership Interests (as applicable), in form and substance reasonably acceptable to the purchasers, containing a general warranty of title as to such Membership Interests (including that such Membership Interests are free and clear of any encumbrances), and (ii) any other instruments reasonably requested by the purchasers to give effect to the purchase; and (b) the purchasers shall deliver to the Seller (i) the portion of the Purchase Price required to be paid at the closing, in immediately available funds, or (ii) an unsecured promissory note reflecting the payment terms established in Section 9.3.

                                   ARTICLE X.
                            MISCELLANEOUS PROVISIONS

         1.63 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address as it appears in the Company's records, as appropriate. Except as otherwise provided herein, any such notice shall be deemed to be given three (3) Business Days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

         1.64 Application of Oklahoma Law. This Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Oklahoma and specifically the Act.

         1.65 No Action for Partition. No Member shall have any right to maintain any action for partition with respect to the property of the Company.

         1.66 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

         1.67 Amendments. The Articles of Organization of the Company and this Agreement may be amended, supplemented or restated only upon the written consent of a Majority in Interest of the Members. Upon obtaining the approval of any amendment to the Articles of Organization, the Managers shall cause Articles of Amendment in accordance with the Act to be prepared, and such Articles of Amendment shall be executed by no less than one Member and shall be filed in accordance with the Act.

         1.68 Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter, shall include the masculine and feminine, the singular shall include the plural.

         1.69 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their legal representatives, successors and assigns.

         1.70 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute the same Agreement.

         1.71 Checks. All checks and demands for money and notes of the Company shall be signed by such Managers or representatives of the Company as a Majority in Interest of the Members may from time to time designate.

         1.72 Accounts. The Members shall establish and maintain one or more separate bank and investment accounts and arrangements for the Company funds in the Company name with financial institutions and firms that the Members may determine. The Managers may not commingle the Company's funds with the funds of any Member.

         1.73 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

         1.74 Entire Agreement. This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

         1.75 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

         1.76 Notice to Members of Provisions of this Agreement. By executing this Agreement each Member acknowledges that it has actual notice of (a) all of the provisions of this Agreement, including, without limitation, the restrictions on the transfer of Membership Interests set forth in Article VIII and (b) all of the provisions of the Articles of Organization. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions.

         1.77 Dispute Resolution.

         (1) Discussions; Arbitration. In addition to any other applicable provision, in this Agreement, the Disputing Members will discuss resolution of any claim or controversy arising out of or relating to the performance, validity, construction or enforceability of this Agreement or an alleged breach hereof. If a satisfactory resolution does not arise from informal discussions, either party may submit to the other a written description of the claim or controversy and a proposed method for resolution. The party receiving the complaint must respond to the other party within thirty (30) days by either accepting, rejecting or modifying the proposed method of resolution. If the parties remain unable to resolve the claim or controversy, the parties shall submit the claim or controversy to binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators) may be entered in any court having jurisdiction thereof.

         (2) Selection of Arbitrator(s). The selection of arbitrators shall be conducted pursuant to the rules for resolution of commercial disputes promulgated by the American Arbitration Association. The party or parties giving notice shall request a listing of available arbitrators from the American Arbitration Association and each party shall respond in the selection process within fifteen (15) days after receipt of such listings until a single arbitrator is chosen if the amount in controversy is equal to or less than Two Hundred Fifty Thousand Dollars ($250,000), or, if the amount in controversy exceeds Two Hundred Fifty Thousand Dollars ($250,000), a panel of three (3) arbitrators has been designated. If either party fails to respond within fifteen
(15) days, it is agreed that the American Arbitration Association may make such selections as are necessary to complete the selection specified above.

         Within fifteen (15) days after the selection of the arbitrator(s), the arbitrator(s) shall give written notice to each party as to the time and the place of each meeting, which shall be held in Tulsa, Oklahoma, at which the parties may appear and be heard, which shall be no later than sixty (60) days after certification of the arbitration panel. The applicable rules shall be those in effect at the time for the resolution of commercial disputes promulgated by the American Arbitration Association. The arbitrators shall take such testimony and make such examination and investigations as the arbitrator(s) reasonably deem necessary. The decision of the arbitrator(s) shall be in writing signed by a majority of the panel which decision shall be final and binding upon the parties to the controversy; provided however, in rendering their decisions and making awards, the arbitrator(s) shall not add to, subtract from or otherwise modify the provisions of this Agreement and shall not award punitive damages.

         (3) Decisions. The decision of the arbitrator(s) shall be final to the extent such decision complies with applicable state and federal law, including any requirement of Oklahoma law existing at such time for judicial review of arbitration proceedings.

         (4) Other. Except to determine errors of law, there shall be no appeal from the decision of the arbitrators, and upon the rendering of the award, any party thereto may file the arbitrator's decision in the United States District Court for the Northern District of Oklahoma for enforcement as provided by applicable law. No potential arbitrator may serve on the panel and serve as an arbitrator, on the panel unless he or she has agreed in writing to abide and be bound by the requirements of this Section 13.11.4. No discovery will be permitted unless it is expressly authorized by the arbitrator, or a panel upon a showing of undue hardship made by the party seeking discovery.

         (5) Expenses. The unsuccessful party to the arbitration shall pay to the successful party all costs and expenses, including reasonable attorney's fees, incurred therein by the successful party. The successful party shall be determined by the arbitrator(s) or, if no successful party is determined, each party shall bear its own costs or expenses.

         (6) Confidentiality. Any information respecting any matter submitted to arbitration in accordance with the foregoing or any documents used in connection with the arbitration proceeding itself shall be treated as confidential and will not be disclosed to anyone not employed or acting on behalf of any party in connection, with such arbitration or used at any time in any manner that is adverse to the interests of any party hereto.

                                      *****

The undersigned, being the Members of the Company, do hereby ratify, confirm and approve the adoption of this Agreement as the Operating Agreement of the Company, and do hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement.

                       THERAPEUTIC SCHOOL SERVICES, L.L.C

                     (An Oklahoma Limited Liability Company)

                                   SCHEDULE I

                      Names, Initial Capital Contributions
                     and Membership Interest of the Members


Names and Addresses of        Initial Capital               Membership
   Initial Members             Contribution                  Interest
-------------------------     -------------------------     ----------
The Brown Schools of
Oklahoma, Inc.                        $125,000                  90%

Therapeutic Educational       Goodwill associated with          10%
Consultants, Inc. ("TEC")     TEC's current operations
                              under the contracts to be
                              assumed by the Company
                              (valued at approximately
                              $14,000).

                                      The Brown Schools of Oklahoma, Inc.


                                      By: /s/ Gregg C. Waddill, III
                                          ---------------------------------
                                          Name: Gregg C. Waddill, III
                                                ---------------------------
                                          Title: Vice President & Secretary
                                                 --------------------------

                                      Therapeutic Educational Consultants, Inc.


                                      By:
                                          ---------------------------------
                                          Name:
                                                ---------------------------
                                          Title:
                                                 --------------------------